EXHIBIT 10.2

HEALTHSTREAM, INC.

RESTRICTED SHARE UNIT AGREEMENT

This RESTRICTED SHARE UNIT AGREEMENT (this “Agreement”) is made and entered into as of the 23rd day of March, 2022 (the “Grant Date”), between HealthStream, Inc., a Tennessee corporation (together with its Subsidiaries and Affiliates, the “Company”), and [ ] (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the HealthStream, Inc. 2016 Omnibus Incentive Plan (the “Plan”).

WHEREAS, the Company has adopted the Plan, which permits the issuance of Restricted Share Units; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant an award of the RSUs (as defined below) as a “Restricted Share Unit Award” as defined by and pursuant to the terms of the Plan, and pursuant to the terms set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

1.    Grant of Restricted Share Unit Award.

1.1    The Company hereby grants to the Grantee an award (“Award”) of [____] Restricted Share Units (“RSUs”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. Each RSU shall have a value equal to the Fair Market Value of one Share. A bookkeeping account will be maintained by the Company to keep track of the RSUs.

1.2    The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the RSUs shall vest in accordance with Section 2 hereof. This Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee other than by will or the laws of descent and distribution.

2.    Vesting and Payment.

2.1    Vesting. The RSUs subject to this Award shall vest as follows, subject to the time-based vesting condition set forth in the last sentence of this Section 2.1 and the Catch-Up Provision (as defined in Exhibit A) set forth in Exhibit A (all such vesting dates as set forth below, the “Vesting Dates”):

(i)    Up to [_____] RSUs (15% of the total RSUs) shall vest on March 23, 2023, based on the extent of the satisfaction of the Performance Criteria (as defined on Exhibit A) for the period beginning on January 1, 2022 and ending December 31, 2022, as referenced on Exhibit A;

(ii)    Up to [ ] RSUs (20% of the total RSUs) shall vest on March 23, 2024, based on the extent of the satisfaction of the Performance Criteria for the period beginning on January 1, 2023 and ending December 31, 2023, as referenced on Exhibit A;

(iii)    Up to [ ] RSUs (20% of the total RSUs) shall vest on March 23, 2025, based on the extent of the satisfaction of the performance criteria for the period beginning on January 1, 2024 and ending December 31, 2024, as referenced on Exhibit A;

(iv)    Up to [ ] RSUs (20% of the total RSUs) shall vest on March 23, 2026, based on the extent of the satisfaction of the performance criteria for the period beginning on January 1, 2025 and ending December 31, 2025, as referenced on Exhibit A; and

(v)    Up to [ ] RSUs (25% of the total RSUs) shall vest on March 23, 2027, based on the extent of the satisfaction of the performance criteria for the period beginning on January 1, 2026 and ending December 31, 2026, as referenced on Exhibit A.

Notwithstanding the foregoing or anything contained herein to the contrary (but subject to Section 2.2 below), this Award shall not become vested as to any additional RSUs following the Grantee’s termination of employment with the Company for any reason and Grantee shall forfeit any unvested RSUs as of the date of such termination of employment.

2.2    Change in Control.

(a)    Notwithstanding anything contained herein to the contrary, except as may otherwise be determined by the Committee, in the event that there is a Change in Control (as defined in the Plan) that is consummated prior to March 23, 2027, then upon the occurrence of such Change in Control, this Award shall become vested immediately prior to a Change in Control as to 100% of the RSUs otherwise eligible for vesting in (i) the then current Performance Period (as defined in Exhibit A) for which the Vesting Date set forth in Section 2.1 has not yet occurred, (ii) the next Subsequent Performance Period for which the Vesting Date set forth in Section 2.1 has not yet occurred, and (iii) in the event that the Change in Control has been consummated following the end of a calendar year but prior to the next Vesting Date (i.e., on which vesting would occur based on the performance for such calendar year), then the RSUs will vest for such calendar year concurrently with the consummation of the Change in Control based on the extent of the satisfaction of the performance criteria for such calendar year as referenced on Exhibit A.

(b)    Notwithstanding anything contained herein to the contrary, except as may otherwise be determined by the Committee and except as with regard to vesting that occurs pursuant to Section 2.2(a) above, no RSUs shall vest pursuant to this Agreement due to a Change in Control that is consummated prior to March 23, 2027. It is further understood and agreed that, in such circumstance, Grantee will not be entitled to any RSUs that have not vested preceding the occurrence of the Change in Control other than as set forth in Section 2.2(a) above even if such RSUs are subject to the Catch-Up Provision.

2.3    Settlement. The Grantee shall be entitled to settlement of the RSUs subject to this Award at the time that such RSUs vest pursuant to Section 2.1 or Section 2.2, as applicable. Such settlement shall be made as promptly as practicable thereafter (but in no event after the fifteenth day following the applicable vesting date, or in the case of a Change in Control, the date of the occurrence of the Change in Control). Any settlement of RSUs granted pursuant to this Award shall be made in Shares through the issuance to the Grantee of a stock certificate (or evidence such Shares have been registered in the name of the Grantee with the transfer agent of the Company) for a number of Shares equal to the number of such vested RSUs. The Committee may, in its discretion, provide that the ownership of Shares upon the vesting of the RSUs shall be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Grantee who has become vested in such Shares. The Grantee will not be entitled to any dividend equivalent or voting rights with regard to the RSUs.

2.4    Withholding Obligations. Prior to the settlement of any RSUs subject to this Award, Grantee shall provide (i) full payment (in cash or by check or by a combination thereof) to satisfy the Withholding Tax Obligation (as defined below) with respect to which the Award or portion thereof shall settle or (ii) subject to compliance with applicable legal requirements, indication that the Grantee elects to tender to the Company Shares owned by the Grantee (or by the Grantee and his or her spouse jointly) and purchased and held for the requisite period of time as may be required to avoid the Company’s incurring an adverse accounting charge, based on the Fair Market Value of such Shares on the payment date necessary to satisfy the Withholding Tax Obligation that would otherwise be required to be paid by the Grantee to the Company pursuant to clause (i) of this Section 2.4, or (iii) notwithstanding the foregoing and unless notice to the contrary is given to the Grantee by the Company, the number of Shares that would otherwise be issued to the Grantee upon settlement of the Award (or portion thereof) reduced by a number of Shares having an aggregate Fair Market Value, on the date of such issuance, equal to the payment to satisfy the Withholding Tax Obligation that would otherwise be required to be made by the Grantee to the Company pursuant to clause (i) of this Section 2.4. Any social security calculation or other adjustments discovered after the net Share payment described in clause (iii) of this Section 2.4 hereof will be settled in cash, not in Shares. For the avoidance of doubt, the Company may satisfy the Grantee’s withholding obligation from the Grantee’s other compensation which may be payable by the Company, including any withholding obligation which may not be satisfied though the procedures identified in this Section 2.4. For purposes hereof, the “Withholding Tax Obligation” means the minimum amount necessary to satisfy Federal, state, local or foreign withholding tax requirements, if any, in connection with vesting of the Award; provided, however, that, unless otherwise determined by the Committee, the Grantee may elect to withhold an additional amount or additional number of Shares to satisfy an additional amount of withholding taxes up to the maximum individual statutory tax rate in the applicable jurisdiction, but only if such additional withholding, or the discretion to elect such additional withholding, does not result in adverse accounting treatment of this Award to the Company. Vesting of the Award (or portion thereof) will result in taxable compensation reportable on the Grantee’s W-2 in the year of vesting.

3.    No Right to Continued Service. Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right to continue service as an officer or employee of the Company.

4.    Adjustments. The provisions of Section 4.2 and Section 14.3 of the Plan are hereby incorporated by reference, and the RSUs are subject to such provisions. Any determination made by the Committee pursuant to such provisions shall be made in accordance with the provisions of the Plan and shall be final and binding for all purposes of the Plan and this Agreement.

5.    Administration Subject to the Plan. The Grantee hereby acknowledges receipt of a copy of (or an electric link to) the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award.

6.    Modification of Agreement. Subject to the restrictions contained in the Plan and applicable law (including compliance with Section 409A of the Code), the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the RSU, prospectively or retroactively.

7.    Section 409A. Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the RSUs to be made to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations and this Agreement shall be interpreted consistently therewith. However, in any circumstances where the settlement of the RSUs may not so qualify, the Committee shall administer the grant and settlement of such RSUs in strict compliance with Section 409A of the Code. Further, notwithstanding anything herein to the contrary, to the extent that this Award constitutes deferred compensation for purposes of Section 409A of the Code (i) no RSU payable upon the Grantee’s termination of service shall be issued, unless Grantee’s termination of service constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations and (ii) if at the time of a Grantee’s termination of employment with the Company and all “service recipients” (as defined in the applicable provision of the Treasury Regulations), the Grantee is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Grantee) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Participant’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment. Each payment of RSUs constitutes a “separate payment” for purposes of Section 409A of the Code. Notwithstanding any other provision of this Agreement or the Plan to the contrary, to the extent that this Agreement constitutes deferred compensation for purposes of Section 409A of the Code, a “Change in Control” for purposes of this Agreement shall mean “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the Company’s assets,” as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations. Notwithstanding the foregoing, Company does not warrant that this RSU will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to Grantee for any tax, interest, or penalties that the Grantee might owe as a result of the grant, holding, vesting, exercise, or payment of the RSUs.

8.    No Right to Continued Employment. The grant of the RSU shall not be construed as giving the Grantee the right to be retained in the service of the Company, and the Company may at any time dismiss the Grantee from service, free from any liability or any claim under the Plan.

9.    Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

10.    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee without giving effect to the conflicts of law principles thereof, except to the extent that such laws are preempted by Federal law.

11.    Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

12.    Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

13.    Rights as a Shareholder. Grantee shall not have voting or any other rights as a shareholder of the Company with respect to the RSUs. Grantee will obtain voting and other rights as a shareholder of the Company upon the settlement of the RSUs in Shares.

14.    Notices. All notices required to be given under this Agreement shall be deemed to be received if delivered or mailed as provided for herein to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:                  HealthStream, Inc.

  500 11th Avenue North, Suite 1000

  Nashville TN 37203

To the Grantee:         The address then maintained with respect to the Grantee in the Company’s records.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed effective as of the day and year first above written.

HEALTHSTREAM, INC.:

By:

Robert A. Frist, Jr.

Chief Executive Officer

  GRANTEE:

  ___________________________________

  [         ]

Exhibit A

Performance Criteria

For purposes of this Award, performance will be measured over the following five performance periods (the “Performance Periods”): (i) the period beginning on January 1, 2022 and ending on December 31, 2022 (the “Initial Performance Period”; all Performance Periods other than the Initial Performance Period, “Subsequent Performance Periods”), (ii) the period beginning on January 1, 2023, and ending on December 31, 2023, (iii) the period beginning on January 1, 2024, and ending on December 31, 2024, (iv) the period beginning on January 1, 2025 and ending on December 31, 2025, and (v) the period beginning on January 1, 2026 and ending on December 31, 2026. For purposes of this Award, the performance criteria referenced herein for any Performance Period is referred to as the “Performance Criteria.”

For each of the Performance Periods, the Committee shall determine (the “Determination”) the Performance Criteria on an annual basis, and it is anticipated that the Performance Criteria will be based on one or more annual financial performance targets of the Company and/or annual financial performance targets of the business unit over which the Grantee has primary responsibility, which annual financial performance targets may include, among other things, operating income, Adjusted EBITDA and revenue thresholds of the Company and/or the applicable business unit (the “Financial Metric”) as determined by the Committee in connection with the Determination. Determination of the Performance Criteria for the Initial Performance Period shall be determined by the Committee at or near the time this Agreement is approved by the Committee. The Determination of the Performance Criteria for each of the Subsequent Performance Periods shall be determined by the Committee within 90 calendar days following the beginning of each Subsequent Performance Period.

If the performance achieved in the applicable Performance Period meets or exceeds the established target goal level as established by the Committee, 100% of the RSUs eligible to vest in respect of such Performance Period pursuant to Section 2.1 shall vest and settle pursuant to the terms of this Agreement. If the performance achieved in the applicable Performance Period is less than the established target goal level as established by the Committee, none of the RSUs eligible to vest in respect of such Performance Period pursuant to Section 2.1 shall vest and settle pursuant to the terms of this Agreement. In addition, except as otherwise determined by the Committee, the impact of any acquisitions or divestitures that are pursued or completed during any Performance Period shall be excluded from the calculation of the Financial Metric for such Performance Period pursuant to the terms of this Agreement, including, without limitation, any expenses associated with acquisitions or divestitures pursued or completed during Performance Period and operating income (loss), Adjusted EBITDA and revenue, as applicable, resulting from acquisitions and divestitures completed during such Performance Period.

In addition, in connection with making the Determination for each corresponding Subsequent Performance Period, the Committee will establish criteria by which RSUs (if any) that have not vested with respect to the prior year’s Performance Period may vest in part or in full on the Vesting Date for the Subsequent Performance Period to the extent that the Performance Criteria for such Subsequent Performance Period is exceeded by an amount as determined at such time by the Committee in connection with the Determination (the “Catch-Up Provision”); provided, however, that in the event that RSUs do not vest in any calendar year and thus are available to vest in the succeeding calendar year (the “Succeeding Year”) pursuant to the Catch-Up Provision, and subsequently do not vest in such Succeeding Year, then such RSUs will not be eligible to vest in any subsequent calendar year that follows such Succeeding Year.